UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

VIRGINIA	54-1956616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

730 East Church Street, Suite 30

Martinsville, Virginia 24112

(Address of principal executive offices, including zip code)

MainStreet BankShares, Inc.

2004 Key Employee Stock Option Plan

(Full title of plan)

Cecil R. McCullar

President and Chief Executive Officer

MainStreet BankShares, Inc.

730 East Church Street, Suite 30

Martinsville, Virginia 24112

(276) 632-8054

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Douglas W. Densmore, Esq.

LeClair Ryan Flippin Densmore

10 S. Jefferson Street

Wachovia Tower

Roanoke, Virginia 24011

(540) 510-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, No Par Value	137,000 Shares (3)	$11.00	$1,507,000	$177.37
Common Stock, No Par Value	30,000 Shares (4)	$10.00	$300,000	$35.31

(1)	Plus such undetermined number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 using the following basis:

(a)	With regard to 137,000 shares to be issued under the MainStreet BankShares, Inc. 2004 Key Employee Stock Option Plan, the last known purchase of common stock on March 1, 2005; and

(b)	With regard to the 30,000 shares pursuant to options already granted under an Agreement with Mr. McCullar, the exercise price on the date of the grant which was $10.00 per Share, the price at which the common stock was being sold on that date.

(3)	The number of shares of common stock being registered represents 137,000 shares of common stock that may be issued on the date hereof under the MainStreet BankShares, Inc. 2004 Key Employee Stock Option Plan (the “plan”) pursuant to incentive and non-qualified stock options to be issued under the plan.

(4)	The number of shares of common stock being registered represents 30,000 shares of common stock subject to options issued to Cecil R. McCullar as an award on July 24, 2000 based on the successful opening of the Smith River Community Bank, National Association, a wholly owned subsidiary of the Company, at an exercise price of $10.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission. A copy of the plan and relevant Stock Option Agreement (a part of Mr. McCullar’s Employment Agreement) is incorporated by reference as set forth as Exhibits 4.2 and 4.3 of Item 8 herein.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by MainStreet BankShares, Inc. (the “Company” or “MainStreet”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Commission on March 5, 2004;

(b) The Company’s Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2004, filed with the Commission on May 7, 2004, for the quarter ended June 30, 2004, filed with the Commission on August 11, 2004, and for the quarter ended September 30, 2004, filed with the Commission on October 29, 2004;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on February 4, 2004, April 20, 2004, October 4, 2004, October 29, 2004, December 6, 2004, January 18, 2005, and February 2, 2005;

(d) The Company’s Proxy Statement pursuant to Section 14(a) filed with the Commission on March 5, 2004;

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

All documents subsequently filed by MainStreet with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of this offering will be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the respective dates of the filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

We will provide without charge to each person who receives a Registration Statement and asks us for it, a copy of the information that is incorporated by reference herein (not including exhibits). Requests for such information should be directed to: MainStreet BankShares, Inc., 730 East Church Street, Suite 30, Martinsville, Virginia 24112, Attention: Corporate Secretary. The Company telephone number is (276) 632-8054.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”), provides for the indemnification of a Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-704 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company maintains a policy of insurance under which the directors and officers of the company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors and officers. In addition, the VSCA eliminates the liability of a director or officer of the Company in a stockholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696-704 of the VSCA are hereby incorporated herein by reference.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See index to exhibits.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Not required.

(d)	Not required.

(e)	Not required.

(f)	Not required

(g)	Not required.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, MainStreet BankShares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on the 16th day of March, 2005.

MAINSTREET BANKSHARES, INC.

/s/ Cecil R. McCullar
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 16, 2005.

By:	/s/ Cecil R. McCullar	By:	/s/ Brenda H. Smith
	Cecil R. McCullar		Brenda H. Smith
	President & Chief Executive Officer (principal executive officer)		Executive Vice President & Chief Financial Officer (principal financial officer)

/s/ C. R. McCullar C. R. McCullar	President & Chief Executive Officer (Principal Executive Officer) and Director	March 16, 2005 Date

/s/ Jesse D. Cahill, Sr. Jesse D. Cahill, Sr.	Director	March 16, 2005 Date

/s/ Joseph F. Clark Joseph F. Clark	Director	March 16, 2005 Date

/s/ Charles Laine Dalton Charles Laine Dalton	Director	March 16, 2005 Date

/s/ John Mac Deekens John Mac Deekens	Director	March 16, 2005 Date

/s/ Roxann B. Dillon Roxann B. Dillon	Director	March 16, 2005 Date

/s/ Larry A. Heaton Larry A. Heaton	Director	March 16, 2005 Date

/s/ Morton W. Lester Morton W. Lester	Director	March 16, 2005 Date

/s/ Danny Perdue Danny Perdue	Director	March 16, 2005 Date

/s/ Joe C. Philpott Joe C. Philpott	Director	March 16, 2005 Date

/s/ Joel R. Shepherd Joel R. Shepherd	Director	March 16, 2005 Date

/s/ Michael A. Turner Michael A. Turner	Director	March 16, 2005 Date

/s/ Milford A. Weaver Milford A. Weaver	Director	March 16, 2005 Date

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on the 16th day of March, 2005.

MAINSTREET BANKSHARES, INC. 2004 KEY EMPLOYEE STOCK OPTION PLAN

By:	/s/ Cecil R. McCullar
Cecil R. McCullar

Its:	President and Chief Executive Officer

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

MainStreet BankShares, Inc.

Exhibit Number	Description

4.2	2004 Key Employee Stock Option Plan.

4.3	Form of Stock Option Agreement which is part of the Employment Agreement of Cecil R. McCullar (incorporated herein by reference to the Registrant’s SB-2 filed September 13, 1999).

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of counsel included in Exhibit 5.1 hereto.

23.2	Consent of McLeod & Company.